CONFERENCE CALL

Thank you, John.

As we stated in the announcement, one of the topics for today's conference is to share with you the results of our mid-year review of how we have performed as a company through the second quarter and how we project we will perform for the last two quarters of this fiscal year. What I would like to do now is to share with all of you the details of our mid-year analysis.

Following the same flow as our statement of income, let me begin in the revenue section.

First, Weekend Warrior.

PEP Boys initial order started later than either party planned and by the time the product actually filtered into the majority of the stores it was late in the peak ATV season. Because of this the revenue to date is off from what both parties projected going into this fiscal year, causing us to need to reduce projected revenue for Weekend Warrior from PEP Boys by approximately 1 million. However, PEP Boys is satisfied with the progress of sales and we believe that sales will reach levels equal to or better than what we had projected initially during fiscal 2007.

Other retail prospects for Weekend Warrior products whom we projected to be buying at significant levels by the end of the 2nd quarter are either not ready to place initial stocking orders or are just now placing orders to stock test stores. Because of this we must also reduce the projected revenue for Weekend Warrior this fiscal year from these sources by approximately 2 million. Management is still confident that Weekend Warrior will be one of the keys to the company's sustainable growth as we continue to take this product line to new, non-traditional
ATV retail outlets.


Next, Contract Manufacturing.

With the slump in sales that we experienced during our first quarter in our ATV accessories segment, management made the decision to shift even more emphasis on to developing new revenue in contract manufacturing. With ample capacity and our new salesperson generating a large increase in quoting opportunities, we felt it was very possible to increase revenues well above what we originally projected. We are seeing successes. We have begun manufacturing production parts and aftermarket parts for one of the largest golf car OEMs. Over the next several months this partnership will generate substantial revenue, in the neighborhood of 1 million annually, once all phases have reached full production stage. While everyone involved is working hard to turn new quoting opportunities into new business for this segment, we realize that it will not be possible for this segment to generate the additional 1 million of revenue shifted to it after the ATV accessories segment experienced the sluggish sales in the first quarter. However, contract manufacturing we do project to reach its original projected revenue target of 2 million. So while it will not be able to make up the ATV shortfall, it is important to note that contract manufacturing will meet its revenue goal.

Now, ATV Accessories.

With the sluggish first quarter sales, this segment fell approximately 1 1/2 million behind our revenue projections. The second quarter was slow to start but finished with a slight increase over last year's 2nd quarter. Management believes the ATV segment is on track now to generate reasonable increases the remaining two quarters of this fiscal year. While management anticipates a very strong 4th quarter for ATV accessories, our revised estimates indicate that these last two quarters will not be able to eliminate the shortfall of the first quarter and, as we mentioned earlier, neither will contract manufacturing. So we are reducing our original revenue projection by 1 million.

And finally, Plastic Wheel Covers.

As another segment where management believes sustained growth will occur, plastic wheel covers is still on target to reach its projected revenue of approximately 2 million this fiscal year. The new 'SS' and other new wheel cover designs will continue to rejuvenate this segment by creating new sales to current OEMs and distributors as well as creating new sales to new customers. With a salesperson dedicated to rejuvenating this segment, opportunities to reclaim sales lost to competitors or to golf car OEMs choosing to not use a wheel cover on certain models are becoming a real possibility.


Gross Profit

As a percentage of total revenue, gross profit will remain the same at approximately 50% under our revised guidance. Although the percentage will remain the same, we anticipate gross profit in dollars will be approximately 9.4 million compared to our original projection of approximately 11.4 million.

S,G & A

As this fiscal year has progressed we have taken advantage of opportunities to reduce expenses and will continue to do so going forward. We will continue to work at reducing costs and improving efficiencies wherever we can. But while we are realizing expense savings in employee staffing levels, trucking and freight costs, insurance, and work comp claims, we are also having to incur certain non-recurring expenses that are offsetting the reductions this year. We have begun our work to prepare for the Sarbanes-Oxley Section 404 Compliance and we have been working to implement and install new software throughout the company to bring us all onto one common platform. Over the remainder of this fiscal year we expect to complete our documentation and identify any areas that need improvement under SOX, next year we plan to conduct the required testing of our controls. We also expect to finish the conversion to our new software by the end of this year. Overall, we anticipate total operating expenses to be approximately 100,000 more than we originally projected for fiscal 2006.

Now, let's take a look at Net Income and Earnings per share.

To bring all of these changes and differences that I have discussed above together, let's review what we now project for net income and earnings per share for fiscal 2006. We project net income to be approximately 1.5 million, down from our original projected net income of approximately 2.8 million. Earnings per share we project will be 20 to 22 cents, down from our original projected earning per share of 38 to 40 cents. However, at 20 to 22 cents per share, fiscal 2006 will exceed fiscal 2005 earnings per share by 5 to 7 cents, or in terms of net income an increase of approximately $700,000.


Now before John and I open the conference call to questions, there are a couple of other figures I would like to share with all of you as well, EBITDA and free cash flow. From the results of our mid-year review, we project EBITDA to be approximately
3.5 to 3.75 million. Free cash flow we have revised and now estimate that it will be approximately 3.0 million.

__________ (operator) we are now ready to open the call up for questions.